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                                                                    EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
Stillwater Mining Company


     We consent to the incorporation by reference in the registration statement (No. 333-75404) on Amendment No. 3 to Form S-3 of Stillwater Mining Company of our report dated January 11, 2002, except for note 14 for which the date is January 31, 2002, with respect to the consolidated balance sheets of Stillwater Mining Company and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG LLP

Billings, Montana

April 3, 2002